FOR IMMEDIATE RELEASE	Contact:	Cindy Knoebel
VP, Financial & Corporate
Communications
VF Services, Inc.
(336) 424-6189/(212) 841-7141
VF COMPLETES SALE OF INTIMATE APPAREL BUSINESS
TO FRUIT OF THE LOOM, INC.
Greensboro, NC — April 2, 2007 — VF Corporation (NYSE:VFC), a leader in branded lifestyle apparel, announced today that it has completed the sale of its global intimate apparel business to Fruit of the Loom, Inc., a subsidiary of Berkshire Hathaway, Inc. (NYSE: BRK.A and BRK.B). Proceeds of the sale will consist of the previously disclosed $350 million purchase price, plus adjustment for working capital changes. As previously indicated, VF plans to use the proceeds from the sale to repurchase shares in 2007.
The intimate apparel business includes such leading brands as Vanity Fair®, Lily of France®, Vassarette®, Bestform® and Curvation® in the U.S. and Lou®, Gemma® and Belcor® in Europe. Fruit of the Loom plans to operate these businesses as Vanity Fair Brands, a wholly-owned subsidiary.
About the Company
VF Corporation is a leader in branded lifestyle apparel including jeanswear, outdoor products, image apparel and sportswear. Its principal brands include Wrangler®, Lee®, Riders®, Rustler®, The North Face®, Vans®, Reef®, Napapijri®, Kipling®, Nautica®, John Varvatos®, JanSport®, Eastpak®, Eagle Creek®, Lee Sport®, Majesticâand Red Kap®.
VF Corporation’s press releases, annual report and other information can be accessed through the Company’s home page, www.vfc.com.